EXHIBIT 99.1

Emclaire Financial Corp. Reports Increased Second Quarter and Year to Date 2010 Earnings

EMLENTON, Pa., July 23, 2010 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent company of The Farmers National Bank of Emlenton, reported consolidated net income available to common shareholders of $745,000 or $0.52 per common share for the three months ended June 30, 2010, compared to $310,000 or $0.22 per common share for the same quarter in the prior year.

Net income available to common shareholders was $1.3 million or $0.93 per common share for the current year to date period, compared to $880,000 or $0.61 per common share for the six months ended June 30, 2009. The Corporation realized an annualized return on average common equity of 10.13% for the current year to date period.

The increases in net income of $435,000 and $449,000 for the quarter and year to date periods ended June 30, 2010, respectively, compared to the same periods in 2009, were primarily due to increases in net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.

Net interest income increased $676,000 and $1.1 million for the quarter and six months ended June 30, 2010, respectively, compared to the same periods in 2009, due to an increase in interest earned on loans receivable and securities for both the quarterly and year to date periods, as the Corporation experienced solid balance sheet growth in the loan and investment security portfolios. This growth resulted from the third quarter 2009 purchase of the Titusville banking office from PNC (formerly National City), the Corporation's commitment to business development efforts and a focus on organic growth in existing banking offices during 2009 and year to date 2010. Further contributing to the increase in net interest income, interest expense on deposits decreased by $15,000 and $128,000 for the quarter and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009, as a result of the continued prevailing low national interest rate environment. Partially offsetting these favorable trends, interest expense on borrowed funds increased by $66,000 and $102,000 for the quarter and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009, as a result of a third quarter 2009 $5.0 million advance on a correspondent bank line of credit utilized to facilitate the aforementioned Titusville banking office purchase.

Noninterest income increased $178,000 and $302,000 for the quarter and year to date periods ended June 30, 2010, respectively, compared to the same periods in 2009, primarily due to the Corporation realizing gains on the sale of certain securities totaling $301,000 and $400,000 during the first quarter and year to date periods ended June 30, 2010, respectively, as management elected to sell securities while replacing these securities with investments with similar interest rate yields and terms. During the same periods in the prior year, the Corporation realized gains from the sale of investments totaling $184,000 and $240,000, respectively.

The provision for loan losses decreased $315,000 and $484,000 for the quarter and six months ended June 30, 2010, respectively, compared to the same periods in 2009. The Corporation continues to maintain sound asset quality as delinquencies and foreclosures continue to decrease and remain well below the levels of national and peer averages. At June 30, 2010, delinquent loans totaled $3.9 million, compared to $7.7 million at December 31, 2009. In addition, there have been substantial improvements in certain classified assets within the Bank's loan portfolio. Total nonperforming assets were $3.5 million or 0.71% of total assets at June 30, 2010, compared to $3.0 million or 0.56% of total assets at December 31, 2009. The increase in nonperforming assets was primarily due to the addition of an $811,000 credit relationship to nonaccrual status due to its recent performance.

Noninterest expense increased $568,000 and $1.3 million for the 2010 periods, respectively, compared to the same periods in 2009, due to increased compensation, premises and other noninterest costs associated with the Titusville office, normal compensation increases, increased incentive expense due to the reinstatement of the previously suspended incentive programs, and intangible amortization of $152,000 and $304,000 for the 2009 respective periods. Partially offsetting the increase in noninterest expense, professional fees decreased by $96,000 and $155,000 for the 2010 periods, respectively, compared to the same periods in 2009, as the Corporation recorded $221,000 of professional fees during the six months ended June 30, 2009 associated with the purchase of the Titusville office.

The increase in provision for income taxes in both 2010 periods was due to higher pre-tax income and an increase in the estimated effective tax rate for 2010. The higher effective tax rate resulted from a decreased portion of pre-tax income having been generated from tax-exempt investment securities and loans.

During the six month period ended June 30, 2010, total assets increased $19.6 million or 4.2% to $487.2 million at June 30, 2010 from $467.5 million at December 31, 2009. This asset growth was driven by an increase in securities of $24.6 million or 23.4%, funded by a decrease in cash and equivalents of $4.3 million or 10.9% and an increase in customer deposits of $19.2 million or 5.0%.

Customer deposits increased $19.2 million or 5.0% to $404.5 million at June 30, 2010, compared to $385.3 million at December 31, 2009. Contributing to this deposit growth, noninterest bearing demand deposits increased $8.9 million or 13.4% while interest bearing deposits grew by $10.3 million or 3.2%.

Stockholders' equity increased $2.5 million to $39.5 million at June 30, 2010 compared to $37.0 million at December 31, 2009. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.1% of total assets. Book value and tangible book value per common share amounted to $21.93 and $17.85, respectively, at June 30, 2010. Tangible book value per share increased $1.53 per common share or 9.4% to $17.85 per share at June 30, 2010 from $16.32 per share at December 31, 2009.

William C. Marsh, Chairman of the Board, President and Chief Executive Officer, stated, "In addition to the sound financial performance and customer deposit growth during the first half of 2010, we have seen the full and successful integration of the Titusville office acquired last year. This growth, balance sheet management and performance, coupled with traditionally sound asset quality, have positioned the Corporation and the Bank for continued positive performance in a difficult economic environment."

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:
	Three month period ended June 30,		Six month period ended June 30,
	2010	2009	2010	2009

Interest income	$ 5,517	$ 4,789	$ 10,897	$ 9,800
Interest expense	1,862	1,810	3,734	3,760
Net interest income	3,655	2,979	7,163	6,040
Provision for loan losses	225	540	353	837
Noninterest income	1,097	919	1,941	1,639
Noninterest expense	3,464	2,896	6,856	5,518
Income before provision for income taxes	1,063	462	1,895	1,324
Provision for income taxes	220	54	370	248
Net income	843	408	1,525	1,076
Accumulated preferred stock dividends and discount accretion	98	98	196	196
Net income available to common shareholders	$ 745	$ 310	$ 1,329	$ 880

Basic and diluted net income per common share	$0.52	$0.22	$0.93	$0.61
Dividends per common share	$0.14	$0.14	$0.28	$0.46

Return on average assets (1)	0.70%	0.44%	0.64%	0.57%
Return on average equity (1)	8.85%	4.55%	8.12%	6.02%
Return on average common equity (1)	11.01%	5.75%	10.13%	7.61%
Yield on average interest-earning assets	4.94%	5.53%	5.00%	5.61%
Cost of average interest-bearing liabilities	2.02%	2.57%	2.07%	2.63%
Net interest margin	3.32%	3.50%	3.33%	3.51%

(1) Returns are annualized for the three and six month periods ended June 30, 2010 and 2009.

CONSOLIDATED FINANCIAL CONDITION DATA:
		As of 6/30/2010		As of 12/31/2009

Total assets		$ 487,150		$ 467,526
Cash and equivalents		34,697		38,952
Securities		129,839		105,243
Loans, net		292,496		292,615
Deposits		404,547		385,325
Borrowed funds		40,000		40,000
Common stockholders' equity		31,956		29,516
Stockholders' equity		39,483		37,034

Book value per common share		$21.93		$20.68
Tangible book value per common share		$17.85		$16.32

Net loans to deposits		72.30%		75.94%
Allowance for loan losses to total loans		1.11%		1.08%
Earning assets to total assets		95.85%		95.55%
Stockholders' equity to total assets		8.10%		7.92%
Shares of common stock outstanding		1,457,404		1,431,404
CONTACT:  Emclaire Financial Corp.
          William C. Marsh, Chairman, President and Chief Executive
           Officer
          (724) 867-2311; extension 118
          wmarsh@farmersnb.com